Point Loma Partners, Inc.
701 B Street, Suite 1400, San Diego, CA 92101
Phone: 619-233-0726  Fax 619-233-0860

 November 5, 2001

Mr. Timothy W. Cunningham, CEO
Clix Group, Inc.
996 Old Eagle School Road
Suite 1102
Wayne, PA  19087

				RE:  Engagement Letter
Dear Tim:

I.	INTRODUCTION

This letter agreement (the "Letter Agreement") contains the terms under which the Clix Group, Inc., ("CGI"), in conjunction with Pont Loma Partners, Inc. ("PLP") will provide the services described below to the CGI subsidiary,
Aurora Wireless.   ("Aurora").  This Letter Agreement is the contract between and among PLP, CGI, and Aurora . For purposes of this Letter Agreement, "CGI" will include all successors-in-interest of CGI and including, but limited to, those entities other than Aurora owned or under common control of CGI. PLP, CGI and Aurora will be referred to as a "Party" or collectively, as the "Parties." The relationship between PLP and the other two Parties under this Letter Agreement is that of independent contractor and nothing else.


II.	RESPONSIBILITIES OF PLP and CGI

Subject to the conditions outlined in this Letter Agreement, Aurora retains PLP to provide financial advisory and consulting services. This will include among other things, using commercially reasonable efforts to prepare a business plan summary for Aurora that can be used for the business section of a United States Securities and Exchange Commission ("SEC") filing. PLP will prepare this business summary based upon the business plan supplied to it by Aurora. It is Aurora's responsibility to supply all information and narrative text required for the preparation of a business plan summary
suitable for filing with the SEC.   Aurora is responsible for the cost of
preparing all information and narrative text with respect to the business plan summary.

Subject to the limitations described in this paragraph, PLP will pay for an audit of Aurora necessary in connection with the filing of an SEC registration statement. The audit fees paid by PLP cannot exceed $6,000, subject to the terms of the auditor's engagement letter. To the extent they exceed this amount; CGI will be responsible for the excess. The Parties agree that the current CGI auditor, Rosenberg, Rich, Baker & Berman, will perform the audit. Prior to performing the audit, Aurora will obtain for review and approval an engagement letter detailing the auditing work to be performed. PLP will not unreasonably withhold its consent.

Following the completion of the business plan summary and audit, PLP would oversee the preparation of an SEC registration statement for the purposes of distributing all shares of common stock of Aurora on a pro-rata basis, to the shareholders of CGI. PLP would be responsible for the legal fees incurred in the preparation and filing of this registration statement including, without limitation, the legal fees incurred with relation to preparation and submission of responses to governmental regulators' comments that may arise from the initial filing of the registration statement and subsequent amended initial filings. This process would also include PLP supervision of the filing of Form 15c-211 with the National Association of Securities Dealers ("NASD"). PLP would also pay for the legal fees involved in the preparation and filing of Form 15c-211 including, without limitation, the legal fees incurred with relation to preparation and submission of responses to NASD regulators' comments that may arise from the initial filing of the Form 15c-211 and subsequent amended initial filings.. Subject to approval of Aurora,, PLP would select the legal firm or firms responsible for all of the filings. Aurora would not unreasonably object to any firm suggested by PLP.

PLP would also try to arrange for a market maker to be involved with the filings. Although PLP will use commercially reasonable efforts, it cannot guarantee that it will be able to obtain the involvement of a market maker. The listing and registration will undergo regulatory review. PLP anticipates the regulatory review will take at least 3 to 4 months and cannot guarantee any specific time line. Likewise, although PLP will work diligently on this project, it cannot anticipate what governmental regulators may require as a condition of approving all of the filings or if they will approve the filings.

Once the spin-off registration process has been cleared by the appropriate regulatory authorities, PLP and Aurora will work on a best-efforts basis to obtain Aurora to obtain a suitable strategic partner. Because Aurora is an early stage business, with little working capital or operating history, the stratefgic partner shall be capable of significantly contributing to the financial and/or the operating stability of Aurora. Beginning from the date of regulatory clearance, and for a period of five years thereafter, PLP and CGI shall have the exclusive right, jointly, but not separately, to find such a strategic partner. The Parties understand that although PLP and CGI will use commercially reasonable efforts to locate such a strategic partner, neither PLP nor CGI guarantee that such a partner will be able to be located, nor that, once located, terms of a strategic relationship can be successfully negotiated with such a strategic partner.

Compensation to PLP for its consulting and other services rendered in connection with the transactions described herein shall consist of 75% of all cash, notes, or non-equity-related consideration received collectively by Aurora and PLP as a result of the successful closing of a transaction with a strategic partner. Payment of this consideration shall be made following the effective date of the registration statement, and simultaneous with the closing of a subsequent transaction with a strategic partner, or otherwise in accordance with the terms of that transaction. All cash, notes, and/or non-equity-related property paid as compensation to PLP and Aurora shall be paid on a pari passu basis between the two parties with respect to form of payment, timing of payment and priority of payment. The intent of the parties to this Letter Agreement is that PLP be paid 75% of all cash, notes, and/or other non-equity-related property received collectively by Aurora and PLP as a consequence of the closing of the strategic partner transaction. The parties shall negotiate in good faith concerning the mechanism of payment of the non-equity-related compensation to Aurora within the context of applicable regulatory constraints and any constraints presented by the commercial environment for the strategic partner transaction. The parties specifically agree that the preferred form of non-equity-related compensation shall be cash, and that the preferred timing of the payment shall be at the closing of the strategic partner transaction.

Should a strategic transaction take place following the clearance of the Aurora registration statement, there may be additional compensation made available to PLP in the form of equity (or equity equivalent) securities in Aurora. At the close such a strategic partner transaction, and in the context of such a transaction, PLP shall be entitled to 300% of the ownership of equity (or equity equivalent) securities retained by the Aurora shareholders as a group. All equity-related compensation earned by PLP shall be structured on a pari passu basis with the equity owned by the Aurora shareholders with respect to class, and rights and designation of preferences, if any. CGI shall ensure that the shareholder representing a majority of the voting power of CGI, who shall likewise receive a majority of the voting power of Aurora after clearance of the Aurora registration statement, shall execute a shareholder voting agreement to provide assurance to PLP that the equity compensation described in this section shall be awarded to PLP.

The Group acknowledges that PLP is not registered with the SEC as a broker dealer or a member of the NASD.

PLP will assist in the coordination of the many parties and attend to the numerous technical details required in arranging and finalizing any transaction. These tasks often present substantive issues or other difficulties and constitute the most time consuming aspects of the transactions, requiring an anticipation of problems and experienced coordination of attorneys and other parties as appropriate.


III.	INFORMATION, COOPERATION AND CGI AND AURORA RESPONSIBILITIES

Aurora acknowledges that in order for PLP to successfully complete any aspect
of this project, it must fully cooperate with PLP.   Aurora will furnish PLP
will all information concerning Aurora which PLP deems appropriate and will also provide PLP with reasonable access to accountants, lawyers, consultants,
officers, directors and employees of Aurora.   CGI and Aurora promise to use
their best efforts to provide data and information as requested by PLP. CGI and Aurora and their officers and directors represent that all information, including but not limited to financial statements made available to PLP will be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to avoid making the statements misleading. In providing the services under this Letter Agreement, PLP will be using and relying primarily on the information supplied by lawyers, accountants, agents, employees, contractors and advisors without independent verification. PLP does not assume responsibility for the accuracy or completeness of any information supplied to it.

CGI and Aurora understand and agree that they are responsible for all of their own legal fees and all other expenses other than legal fees associated with the filing of the initial registration statement and subsequent responses to comments elicited from governmental regulators relative to the initial registration statement in connection with the pro-rata distribution of Aurora shares to CGI shareholders and legal fees for the preparation and filing form 15c-211 and subsequent responses to comments elicited from the NASD regulators relative to the Form 15c-211 more fully described in Part II above, the cost of supplying all business plan information and narrative text suitable for a business plan summary, any excess audit fees as well as all other fees and expenses not specifically identified as the responsibility of PLP. To the extent that PLP advances any funds or arranges for any services, CGI and Aurora agree to reimburse PLP in accordance with the conditions described in Part IV of this Letter Agreement.

Compensation to Aurora for its consulting and other services rendered in connection with the transactions described herein shall consist of 25% of all cash, notes, or non-equity-related consideration received collectively by Aurora and PLP as a result of the closing of a strategic partner transaction of Aurora with another entity. Payment of this consideration shall be made following the effective date of the registration statement, and simultaneous with the closing of the subsequent strategic partner transaction, or otherwise in accordance with the terms of that transaction. Aurora further agrees that it shall apply its cash, notes, or non-equity-related compensation, if any, from the strategic partner transaction first to the payment and elimination of any remaining liabilities on the Aurora balance sheet.in the effort to facilitate the successful closure of such a transaction. Should there be insufficient funds generated from the closure of a strategic transaction to eliminate any remaining liabilities on the Aurora balance sheet, CGI, for its part, and Springhouse Associates, Inc. for its part, shall forgive such remaining liabilities relative to Aurora. All cash, notes, non-equity-related property paid as compensation to PLP and Aurora shall be paid on a pari passu basis between the two parties with respect to form of payment, timing of payment and priority of payment. The intent of the parties to this Letter Agreement is that Aurora be paid 25% of all cash, notes, and/or other non-equity-related property received by Aurora and PLP as a consequence of the closing of the strategic partner transaction, and the parties shall negotiate in good faith concerning the mechanism of payment of the non-equity-related compensation to Aurora within the context of applicable regulatory constraints and any constraints presented by the commercial environment for the strategic partner transaction. The parties specifically agree that the preferred form of non-equity-related compensation shall be cash, and that the preferred timing of the payment shall be at the closing of the strategic partner transaction. The further intent of the parties is that the Aurora shareholders of record as of the effective date of the registration statement, shall collectively, as a group, own no less than 25% of those total equity securities (or equity equivalent securities) owned collectively by PLP and the Aurora Shareholders following the close of the strategic partner transaction

IV.	TERMINATION

PLP, CGI, and Auroa each have the right to terminate this Letter Agreement with or without cause upon 30 days advance written notice. If PLP terminates this Letter Agreement without cause or if CGI or Aurora terminates this Letter Agreement for cause, PLP will not be entitled to any termination payment and CGI or Aurora will be entitled to a termination payment equal to all out-of-pocket expenses and costs associated with this Letter Agreement. If CGI or Aurora terminates this Letter Agreement without cause, or if PLP terminates this Letter Agreement for cause, CGI or Aurora agrees to the termination payments set forth in this paragraph. If CGI or Aurora terminates this Letter Agreement without cause or if PLP terminates this Letter Agreement with cause, then, unless CGI or Aurora subsequently enters into one or more transactions similar to the transactions described in Part II of this Letter Agreement, the termination payment will equal all out of pocket costs and expenses incurred by PLP for services contemplated under this Letter Agreement. Should CGI or Aurora terminate this Agreement and enter into a transaction described in Part II of this Letter Agreement during the five year period beginning on the date of regulatory approval as specified in Part II, CGI will make an additional termination payment of $500,000.00 to PLP. The term "Cause" means the breach of any of the obligations of this Letter Agreement or insolvency or filing a petition of bankruptcy by CGI, Aurora or PLP.


V.	SUBCONTRACTIING, ASSIGNMENT AND TRANSFER OF OBLIGATIONS

PLP reserves the right to subcontract portions of the services contemplated in this Letter Agreement to one or more third parties. This Letter Agreement will be binding on successors and assigns.



VI.	LIMITATION ON LIABILITY

NEITHER PLP, NOR ITS AFFILIATES, LICENSORS, ATTORNEYS, CONTRACTORS, REPRESENTATIVES OR AGENTS WILL BE LIABLE TO CGI, AURORA OR ANY DIRECTOR, OFFICER, OR SHAREHOLDER OF EITHER ENTITY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES ARISING FROM, CONNECTED WITH OR RELATING TO DIRECTLY OR INDIRECTLY THIS LETTER AGREEMENT. THIS INCLUDES ANY LOST PROFITS OR REVENUES, LOST SAVINGS, LOST OPPORTUNITIES, LOST TRANSACTIONS OR OTHER SIMILAR DAMAGES. UNDER NO CIRCUMSTANCES WILL PLP LIABILITY EVER EXCEED $1,000.00, EXCEPT UNDER THE CONDITIONS OF TERMINATION DESCRIBED IN SECTION IV OF THIS LETTER AGREEMENT.

NEITHER CGI NOR ITS AFFILIATES, LICENSORS, ATTORNEYS, CONTRACTORS, REPRESENTATIVES OR AGENTS WILL BE LIABLE TO PLP OR ANY DIRECTOR, OFFICER, SHAREHOLDE, CONTRACOR, EMPLOYEE, OR AGENT OF PLP, ITS SUCCESSORS OR ASSIGNS FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES ARISING FROM, CONNECTED WITH OR RELATING TO DIRECTLY OR INDIRECTLY THIS LETTER AGREEMENT. THIS INCLUDES ANY LOST PROFITS OR REVENUES, LOST SAVINGS, LOST OPPORTUNITIES, LOST TRANSACTIONS OR OTHER SIMILAR DAMAGES. UNDER NO CIRCUMSTANCES WILL CGI'S LIABILITY EVER EXCEED $1,000.00, EXCEPT UNDER THE CONDITIONS OF TERMINATION DESCRIBED IN SECTION IV OF THIS LETTER AGREEMENT.

VII.	BENEFIT OF THE BARGAIN

EACH PARTY RECOGNIZES AND AGREES THAT THE DISCLAIMERS AND LIABILITY AND REMEDY LIMITATIONS IN THIS LETTER AGREEMENT ARE MATERIAL BARGAINED FOR TERMS. THEY TAKE INTO ACCOUNT AND REFLECT THE CONSIDERATION GIVEN BY EACH PARTY AND THE DECISION BY EACH PARTY TO ENTER INTO THIS AGREEMENT.

VIII.	MUTUAL INDEMNIFICATION

Should any third party, including employees, directors, officers, shareholders, agents, lawyers, accountants, consultants, advisors and contractors of any Party, make a claim against another Party or an employee, officer, director, employee, agent, lawyer or representative of a Party relating directly or indirectly to the contents of this Letter Agreement, PLP CGI, and Aurora agree they will make the damaged or threatened Party whole. This means CGI and Aurora in the case where PLP is the damaged Party and PLP where CGI and Aurora is the damaged Party, will defend, indemnify and hold each of the damaged or threatened parties harmless. The Non-damaged Party will indemnify and defend the other for all liabilities, expenses and costs of any nature, including legal fees, arising out of or relating to a breach of this Letter Agreement, regardless of when the event triggering the damage is discovered. If the indemnification provided for under this Letter Agreement is for any reason unavailable in respect of any loss, claim, damage, or liability or any action, then each indemnifying Party shall, in lieu of indemnifying such indemnifying Party, contribute to the amount paid or payable by such indemnifying party as a result of such loss, claim, damage, or liability, or any action (i) in such proportion as shall be appropriate to reflect the relative benefits received by the other Party (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect the relative benefits to extent allowed under applicable law.

IX.	INTREPRETATION, APPLICABLE LAW, EFFECTIVE DATE AND ENFORCEMENT

The Parties will not treat any failure to object to any terms of this Letter Agreement as a waiver of those terms. Consent or approval on any one occasion does not mean consent on any other item or any other time. This Letter Agreement shall be interpreted equally as to all Parties. The headings in this Letter Agreement are for convenience. They have no other significance or meaning. The laws of the State of California will govern it without giving effect to choice of law provisions. If an arbitrator or court of competent jurisdiction determines any part of this Letter Agreement is invalid or unenforceable, and the decision is not subject to appeal, the Parties agree that the particular part will be deemed severed. If a term is invalid because of its scope, the term will be deemed valid to the extent of the scope permitted by applicable law. The Parties agree that a facsimile signature will be valid as an original and that the Parties may execute more than one copy of this Letter Agreement. The Parties will treat each such copy as the single original. This Letter Agreement replaces all other agreements and understandings whether oral or in writing relating to the matters discussed herein. We can add or delete the terms of this Letter Agreement only if all the Parties agree in writing. This Letter Agreement will be effective as of date the last Party signs it. It will remain in effect until all of the work is completed, either Party terminates it or it is replaced by another agreement between the Parties.

X.	NOTICES

Should a Party have to notify the other for any reason that Party agrees to do so in writing deliver personally, by mail or by reputable overnight delivery service. Writings sent to PLP should be addressed to the address in the letterhead, attention: Jeffrey Janda. Writings sent to either CGI or Aurora should be addressed to the person whose name and address appear on page one of this Letter Agreement. The Parties can change these addresses by notifying each other in writing in accordance with the terms of this agreement.

XI.	 SURVIVAL

Sections II, III, IV, V, VI, VII, VIII, IX and XII will survive termination of this Letter Agreement.

XII.	DISPUTE RESOLUTION

The Parties agree to resolve all claims, disputes and controversies past, present or future arising out of or related to, this letter agreement against each and against respective officers, directors, agents and employees in final and binding arbitration in San Diego, California under the rules of the American Arbitration Association ("AAA") except that the Parties thereto shall have any rights to discovery as would be permitted by the Federal Rules of Civil Procedure. The Parties agree to waive any rights to trial by jury, adjudication in a different venue and notice requirements. The arbitrator will be an individual knowledgeable about the subject matter of the dispute mutually agreed upon by the Parties from a AAA panel. If the Parties cannot agree on an arbitrator, each Party will select an individual from the AAA list, and the two so selected will choose the arbitrator from another AAA panel. The arbitrator will apply the substantive law of California without regard to the principles of conflicts of law or U.S. law, as applicable. The arbitrator will have the exclusive authority to resolve disputes relating to interpretation, applicability and enforcement of this letter agreement. Each Party agrees to split the cost of arbitration excluding legal fees. The arbitration process, including selection of the arbitrator, exchange of requests for information and the arbitration hearing will be completed within 60 days following the institution of the arbitration by a party, and the actual arbitration hearing shall be limited to 1 day. The Parties may enter judgment on any arbitration award in any court having jurisdiction. If money damages are not sufficient to remedy a problem under this Letter Agreement, the impacted Party will have the right for equitable relief in California State Superior Court located in San Diego, California or alternatively with an arbitrator in accordance with AAA rules. Both arbitrators and courts of law shall award all costs (excluding arbitration costs) and reasonable attorney fees to the prevailing party in any arbitration or litigation.

XIII.	CONFIDENTIALITY

PLP will accept and hold the information in complete confidence for the uses described above in this Letter Agreement. PLP will only disclose the information to prospective merger partners, attorneys, accountants, agents, bankers or advisors and consultants who PLP in its discretion believes reasonably need to know the information in connection with either of the two transactions, unless required to do so by a court of law. The confidentiality obligations assumed by PLP under this Letter Agreement will not apply to any Information that is presently in or subsequently becomes part of the public domain or is otherwise generally known or is obtained from any third party which is in the possession of such Information through no fault of PLP.

PLP cannot guarantee that any person or entity involved in any possible transaction directly or indirectly will sign a confidentiality agreement.
PLP is also not responsible for any of the actions or inactions of any entity or person who expresses interest in a possible transaction. This includes but is not limited to the dissemination of Group information. Additionally, this includes but is not limited to agents, employees, representatives and affiliates of all such persons and entities.

XIV.	EXECUTION

Three copies of this Letter Agreement are enclosed. If Aurora and CGI wish to be a Party to this Letter Agreement, and be bound by its terms, please have an authorized representative sign all three copies of the Letter Agreement on
the approval page.   Kindly return all signed copies to PLP at the following
address: Point Loma Partners, Inc., Attn: Jeffrey Janda, 701 B Street, San Diego, CA 92101.

Sincerely,


Point Loma Partners, Inc.


ACKNOWLEDGEMENT AND APPROVAL:

We have read this 6-page Letter Agreement including this Acknowledgement and Approval page. We understand and accept its contents. We, the undersigned, also represent that we are authorized to sign on behalf of our respective Parties and authorized to bind our respective Parties to the provisions of this Letter Agreement.


Point Loma Partners, Inc.						Aurora Wireless

By:  _________________________________			By:
________________________

Name:  _______________________________			Name:
______________________

Title:  ________________________________			Title:
_______________________

Date:  ________________________________			Date:
_______________________


Clix Group, Inc.							Springhouse Associates,
Inc.

By:  _________________________________			By:

Name:  _______________________________			Name

Title:  ________________________________			Title

Date:  __________________________________________			Date



Majority Shareholder of CLIX Group, Inc.

By:

Name:

Date